Exhibit 21 List of Subsidiary Corporations of Transit Group, Inc.

                                            Jurisdiction of       % of Voting
     Name                                   Incorporation     Securities Owned

     Transit Group, Inc.                    Florida                   100

     Subsidiaries:

         GPS Acquisition Company            North Carolina            100
         Carolina Pacific Distributors,Inc. North Carolina            100
         Service Express, Inc.              Alabama                   100
         Capitol Warehouse, Inc.            Kentucky                  100
         Carroll Fulmer, Inc.               Florida                   100
         Carroll Fulmer & Co., Inc.         Florida                   100
         Carroll Fulmer Payroll, Inc.       Florida                   100
         Rainbow Trucking Services, Inc.    Kentucky                  100
         Hawk's Enterprises, Inc.           Kentucky                  100
         T.W. Transport, Inc.               Kentucky                  100
         Transportation Resources           Indiana                   100
           Management, Inc.



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